                          News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:                Brian W. White
       Chief Financial Officer
        (205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES SECOND QUARTER RESULTS
——————————————

BIRMINGHAM, Ala. (August 23, 2011) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the second quarter and 26-week period ended July 30, 2011.  Net sales for the 13-week period ended July 30, 2011 decreased 11.4% to $106.4 million from net sales of $120.0 million in the year-earlier period.  Comparable store sales for the second quarter declined 12.9% compared with the 13-week period in the prior year.  Net loss for the second quarter was $2.9 million, or $0.18 per diluted share, compared with net income of $1.9 million, or $0.12 per diluted share, in the year-earlier period.

For the 26-week period ended July 30, 2011, net sales decreased 11.2% to $210.4 million from net sales of $237.0 million in the year-earlier period.  Comparable store sales declined 13.1% compared with the same period in the prior year.  For the 26-week period ended July 30, 2011, the Company reported net loss of $6.4 million, or $0.41 per diluted share, compared with net income of $3.9 million, or $0.25 per diluted share, in the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief Executive Officer, said, "Results for the quarter reflect a continuation of the trends that have been affecting our business since the beginning of the year.  A soft publishing lineup, the effect of e-book migration and the impact of Border's liquidation all contributed to the decline in comparable store sales.  In this environment we have been focused on further developing the growth categories in our stores in preparation for the second half of the year while our balance sheet remains strong.”

Books-A-Million, Inc. is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates 232 stores in 23 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the names Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s website at www.booksamillioninc.com.

-MORE-

BAMM Reports Second Quarter Results

August 23, 2011

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2011	July 31, 2010 (a)	July 30, 2011	July 31, 2010 (a)
NET SALES	$106,386	$120,048	$210,399	$237,016
Cost of sales (including warehouse, distribution and store occupancy costs)	76,364	83,551	151,810	165,345
GROSS PROFIT	30,022	36,497	58,589	71,671
Operating, selling and administrative expenses Depreciation and amortization	29,275 3,917	29,548 3,768	58,789 7,901	57,765 7,331
OPERATING INCOME (LOSS)	(3,170)	3,181	(8,101)	6,575
Interest expense, net	356	157	575	279
INCOME (LOSS) BEFORE INCOME TAXES	(3,526)	3,024	(8,676)	6,296
Income tax provision (benefit)	(388)	1,137	(1,981)	2,367
Net income (loss)	(3,138)	1,887	(6,695)	3,929
Net income (loss) on equity method Investment	240	9	286	(29)
NET INCOME (LOSS) ATTRIBUTABLE TO BOOKS-A-MILLION, INC.	$(2,898)	$1,896	$(6,409)	$3,900

NET INCOME (LOSS) PER COMMON SHARE:
Basic: Net income (loss)	$(0.18)	$0.12	$(0.41)	$0.25
Weighted average shares outstanding	15,737	15,723	15,692	15,742
Diluted: Net income (loss)	$(0.18)	$0.12	$(0.41)	$0.25
Weighted average shares outstanding	15,737	15,729	15,692	15,749

(a)	The results for 13-weeks and 26-weeks ended July 31, 2010, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 26-weeks ended July 30, 2011.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties.  A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; and uncertainties related to the Internet and the Company's Internet initiative.  In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.  Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

-END-